EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of Smith Micro Software, Inc. and Subsidiaries of our reports dated March 13, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Smith Micro Software, Inc. and Subsidiaries, appearing in the 2019 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Smith Micro Software, Inc. and Subsidiaries for the year ended December 31, 2019 on Form S-3 and related prospectus of Smith Micro Software, Inc. and Subsidiaries.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP

Denver, Colorado

May 6, 2020